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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(h) of the Investment Company Act of 1940

|_| Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

(Print or Type Responses)
________________________________________________________________________________
1.   Name and Address of Reporting Person*

   Kanzer                            Steve               H.
--------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)

   801 Brickell Avenue, Suite 942
--------------------------------------------------------------------------------
                                    (Street)

   Miami                             FL                   33131
--------------------------------------------------------------------------------
   (City)                           (State)              (Zip)

________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

   DOR BioPharma, Inc (DOR)
________________________________________________________________________________
3.   I.R.S. Identification Number of Reporting Person, if an entity (voluntary)


________________________________________________________________________________
4.   Statement for Month/Day/Year

   12/31/02
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Day/Year)


________________________________________________________________________________
6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     |X|  Director                             |_|  10% Owner
     |X|  Officer (give title below)           |_|  Other (specify below)

Interim President
________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check Applicable line)

     |X|  Form Filed by One Reporting Person
     |_|  Form Filed by More than One Reporting Person
________________________________________________________________________________

================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                 5.
                                                                                                 Amount of      6.
                                                                 4.                              Securities     Owner-
                                                                 Securities Acquired (A) or      Beneficially   ship
                                       2A.          3.           Disposed of (D)                 Owned          Form:     7.
                            2.         Deemed       Transaction  (Instr. 3, 4 and 5)             Following      Direct    Nature of
                            Trans-     Execution    Code         ------------------------------- Reported       (D) or    Indirect
1.                          action     Date, if     (Instr. 8)                   (A)             Transaction(s) Indirect  Beneficial
Title of Security           Date       any          ------------                 or              (Instr. 3 &    (I)       Ownership
(Instr. 3)                  (mm/dd/yy) (mm/dd/yy)    Code     V      Amount      (D)    Price     Instr.4)      (Instr.4) (Instr.4)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                12/31/2002               A               285,714     A      .350     285,714        I         (1)
$.001 Par Value ("Common
Stock") private placement
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                                                                                     403,095        D
------------------------------------------------------------------------------------------------------------------------------------

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====================================================================================================================================

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*     If the form is filed by more than one reporting person, see Instruction
      4(b)(v).

      Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
            (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                          9.
                                                                                                          Number    10.
                                                                                                          of        Owner-
                                                                                                          deriv-    ship
                                                                                                          ative     Form
            2.                                                                                            Secur-    of
            Conver-                             5.                              7.                        ities     Deriv-   11.
            sion                                Number of                       Title and Amount          Bene-     ative    Nature
            or                                  Derivative    6.                of Underlying     8.      ficially  Secur-   of
            Exer-             3A.      4.       Securities    Date              Securities        Price   Owned     ity:     In-
            cise              Deemed   Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of      Follow-   Direct   direct
            Price   3.        Execut-  action   or Disposed   Expiration Date   ----------------  Deriv-  ing       (D) or   Bene-
1.          of      Trans-    ion      Code     of(D)         (Month/Day/Year)            Amount  ative   Reported  In-      ficial
Title of    Deriv-  action    Date if  (Instr.  (Instr. 3,    ----------------            or      Secur-  Trans-    direct   Owner-
Derivative  ative   Date      any      8)       4 and 5)      Date     Expira-            Number  ity     action(s) (I)      ship
Security    Secur-  (mm/dd/   (mm/dd/  ------   ------------  Exer-    tion               of      (Instr. (Instr.   (Instr.  (Instr.
(Instr. 3)  ity     yy)       yy)      Code V    (A)     (D)  cisable  Date     Title     Shares  5)      4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------
Stock        .75    12/31/02           A         35,971       Immed.   12/31/07 Common     35,971          35,971   D
Warrants                                                                        Stock
(right
to buy)
------------------------------------------------------------------------------------------------------------------------------------
Stock        .35    12/31/02           A         73,411       Immed.   12/31/07 Common     73,411          73,411   D
Warrants                                                                        Stock
(right
to buy)
------------------------------------------------------------------------------------------------------------------------------------
Stock        .750   12/31/2002         A         142,857      Immed.   12/31/07 Common    142,857         142,857   I        (1)
Warrants                                                                        Stock
(right
to buy)
------------------------------------------------------------------------------------------------------------------------------------
Stock        .200                                             Immed.   10/23/12 Common     250,000        250,000   D
Options                                                                         Stock
(right
to buy)
------------------------------------------------------------------------------------------------------------------------------------
Stock        .910                                             Immed.   12/05/11 Common     50,000          50,000   D
Options                                                                         Stock
(right
to buy)
------------------------------------------------------------------------------------------------------------------------------------
Stock        .740                                             Immed.   11/29/11 Common    167,800         167,800   D
Options                                                                         Stock
(right
to Buy)
------------------------------------------------------------------------------------------------------------------------------------
Stock       1.250                                             Immed    2/21/11  Common     50,000          50,000   D
Options                                                                         Stock
(right
to Buy)
------------------------------------------------------------------------------------------------------------------------------------
Stock       1.375                                             Immed.   10/21/09 Common     12,000          12,000   D
Options                                                                         Stock
(right
to Buy)
------------------------------------------------------------------------------------------------------------------------------------
Stock       2.46875                                           Immed.   10/21/07 Common     42,000          42,000   D
Options                                                                         Stock
(right
to Buy)
------------------------------------------------------------------------------------------------------------------------------------
Stock       2.46875                                           Immed.   10/21/07 Common    145,000         145,000   D
Options                                                                         Stock
(right
to Buy)
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

Explanation of Responses:


 /s/ Steve Kanzer                                               1/2/2003
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

(1) Mr. Kanzer acquired these securities through Accredited Venture Capital LLC, a limited liability corporation in which Mr. Kanzer is the sole member.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.


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